F O R M    4

	U.S. SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549
	STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940

[X] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


1.	Name and Address of Reporting Person*

		ROI Partners, L.P.
		17 E. Sir Francis Drake Blvd., Suite 225
		Larkspur, CA  94939


2.	Issuer Name and Ticker or Trading Symbol

		TCI International, Inc.

3.	IRS Identification Number of Reporting Person, if an Entity
(Voluntary)



4.	Statement for Month/Year

		September 2000

5.	If Amendment, Date of Original (Month/Year)



6.	Relationship of Reporting Person to Issuer
	(Check all applicable)

	[]	Director					[X]	10% Owner
	[]	Officer (give title below)	[]	Other (specify below)


7.	Individual or Joint/Group Filing
	(Check applicable line)

	[X]	Form filed by one Reporting Person
	[]	Form filed by more than one Reporting Person



*If the Form is filed by more than one Reporting Person, see
Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



	Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)

		Common Stock, $.01 par value

2.	Transaction Date (Month/Day/Year)

		09/01/00, 09/05/00, 09/07/00, 09/08/00, 09/12/00, 09/14/00,
09/21/00, 09/25/00, 09/26/00, 09/27/00, 09/28/00, 09/29/00, 09/29/00


3.	Transaction Code (Instr. 8)

		Code		P
		V

4.	Securities Acquired (A) or Disposed of (D)
	(Instr. 3, 4 and 5)

		Amount	500 shares
		(A) or (D)A
		Price	$ 8.7813/share

		Amount	1,000 shares
		(A) or (D)A
		Price	$ 8.7063/share

		Amount	500 shares
		(A) or (D)A
		Price	$ 8.85/share

		Amount	500 shares
		(A) or (D)A
		Price	$ 8.2832/share

		Amount	500 shares
		(A) or (D)A
		Price	$ 8.4375/share

		Amount	3,000 shares
		(A) or (D)A
		Price	$ 8.4375/share

		Amount	1,000 shares
		(A) or (D)A
		Price	$ 8.4063/share

		Amount	500 shares
		(A) or (D)A
		Price	$ 8.3125/share

		Amount	200 shares
		(A) or (D)A
		Price	$ 8.0625/share

		Amount	300 shares
		(A) or (D)A
		Price	$ 8.1016/share

		Amount	500 shares
		(A) or (D)A
		Price	$ 8.1875/share

		Amount	2,000 shares
		(A) or (D)A
		Price	$ 8.4531/share

		Amount	500 shares
		(A) or (D)A
		Price	$ 8.1875/share

5.	Amount of Securities Beneficially Owned at End of Month
(Instr. 3 and 4)

		408,700

6.	Ownership Form:  Direct (D) or Indirect (I)
	(Instr. 4)

		D

7.	Nature of Indirect Beneficial Ownership
	(Instr. 4)




	Table II -- Derivative Securities Acquired,
	Disposed of, or Beneficially Owned
	(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)



2.	Conversion or Exercise Price of Derivative Security



3.	Transaction Date (Month/Day/Year)



4.	Transaction Code (Instr. 8)

		Code


5.	Number of Derivative Securities Acquired (A) or
	Disposed of (D)
	(Instr. 3, 4 and 5)

		(A)
		(D)

6.	Date Exercisable and Expiration Date (Month/Day/Year)

		Date Exercisable
		Expiration Date

7.	Title and Amount of Underlying Securities (Instr. 3 and 4)

		Title
		Amount or Number of Shares

8.	Price of Derivative Security (Instr. 5)



9.	Number of Derivative Securities Beneficially Owned at
	End of Month (Instr. 4)



10.	Ownership Form of Derivative Security:  Direct (D) or
	Indirect (I) (Instr. 4)



11.	Nature of Indirect Beneficial Ownership (Instr. 4)




Explanation of Responses:






			ROI PARTNERS, L.P.




			/s/ Mitchell J. Soboleski		11/28/2000
			Mitchell J. Soboleski			Date
			Secretary of ROI Capital
			Management, Inc., its General
			Partner

**Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see
Instruction 6 for procedure.

(..continued)